CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Marine Growth Ventures, Inc


We hereby consent to the inclusion in the foregoing Registration Statement of Amendment No. 3 to Form SB-2 of our report dated March 24, 2006, relating to the consolidated financial statements of Marine Growth Ventures, Inc. and Subsidiaries as of December 31, 2005 and 2004 and for the years then ended, which appears in this Registration Statement on Form SB-2. We also consent to the reference to our firm under the caption "Experts".

In addition, we consent to the inclusion in the foregoing Registration Statement or our audit report dated February 22, 2006, relating to the financial statements of Sophlex Ship Management, Inc. for the eight month period ended August 31, 2004.


/s/ WEINGBERG & COMPANY, P.A.

WEINGBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
March 31, 2006